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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 Form N-8A

                        NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                       INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: WARBURG, PINCUS LARGE COMPANY GROWTH FUND, INC.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                         466 Lexington Avenue
                      New York, New York 10017-3147

Telephone Number (including area code): (212) 878-0600

           Name and address of agent for service of process:

                           Hal Liebes, Esq.
                  Warburg, Pincus Large Company Growth Fund, Inc.
                         466 Lexington Avenue
                      New York, New York 10017-3147

                             Copies to:

                         Rose F. DiMartino, Esq.
                        Willkie Farr & Gallagher
                           787 Seventh Avenue
                      New York, New York 10019-6099

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes /X/ No / /

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                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 1st day of November, 1999.

                                    WARBURG, PINCUS LARGE COMPANY GROWTH
                                    FUND, INC.



                                    By: /s/ Michael A. Pignataro
                                        --------------------------
                                        Michael A. Pignataro
                                        Treasurer & Chief Financial Officer


ATTEST:

By: /s/ Kathleen Cosgrove
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